EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Citigroup Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 ("Registration Statement") of Citigroup Inc. of our report dated January 25, 1999, with respect to the consolidated statement of financial position of Citigroup Inc. and subsidiaries ("Citigroup") as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the annual report on Form 10-K, as amended, of Citigroup Inc. for the year ended December 31, 1998.


/s/ KPMG LLP

New York, New York
January 18, 2000